GREAT AMERICAN COMMUNICATIONS COMPANY


                      NOTE PURCHASE AGREEMENT






                   9 % SENIOR SUBORDINATED NOTES
                       DUE February 15, 2004




                                 OF


               GREAT AMERICAN COMMUNICATIONS COMPANY





                    Dated as of February 3, 1994




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                         TABLE OF CONTENTS


   Section                                                  Page


   1.   Purchase and Sale of New Notes   . . . . . . . . . .    1
        1.1. Issuance of New Notes . . . . . . . . . . . . .    1
        1.2. Sale and Purchase of New Notes  . . . . . . . .    1

   2.   Closing of Sale of New Notes . . . . . . . . . . . .    1

   3.   Conditions to Closing. . . . . . . . . . . . . . . .    2
        3.1  Conditions Precedent to Obligations of the
             Purchaser on the Closing Date.  . . . . . . . .    2
             (a)  Representations and Warranties . . . . . .    2
             (b)  Performance; No Default  . . . . . . . . .    2
             (c)  Compliance Certificate . . . . . . . . . .    2
             (d)  Opinions of Counsel  . . . . . . . . . . .    2
             (e)  Legal Investment . . . . . . . . . . . . .    3
             (f)  Compliance With Securities Laws  . . . . .    3
             (g)  Proceedings and Documents  . . . . . . . .    3
             (h)  Redemption or Prepayment of Old Notes  . .    3
             (i)  Completion of Other Transactions . . . . .    3
             (j)  Related Matters  . . . . . . . . . . . . .    4
             (k)  No Adverse U.S. Legislation, Action or
                  Decision . . . . . . . . . . . . . . . . .    4
             (l)  Governmental and Third Party Permits,
                  Consents, Etc  . . . . . . . . . . . . . .    4
             (m)  Secretary's Certificate  . . . . . . . . .    5
             (n)  Payment of Closing Fees  . . . . . . . . .    5
        3.2. Conditions Precedent to Obligations of the
             Company on the Closing Date . . . . . . . . . .    5
             (a)  Representations and Warranties . . . . . .    5
             (b)  Performance; No Default  . . . . . . . . .    6
             (c)  Compliance With Securities Laws  . . . . .    6
             (d)  Sale of Other New Notes  . . . . . . . . .    6
             (e)  Redemption or Prepayment of Old Notes  . .    6
             (f)  Completion of Other Transactions . . . . .    6
             (g)  Related Matters  . . . . . . . . . . . . .    7
             (h)  No Adverse U.S. Legislation, Action or
                  Decision . . . . . . . . . . . . . . . . .    7

   4.   Representations and Warranties, Etc  . . . . . . . .    8
        4.1. Organization and Qualification; Authority . . .    8
        4.2. Subsidiaries  . . . . . . . . . . . . . . . . .    8
        4.3. Licenses  . . . . . . . . . . . . . . . . . . .    8
        4.4. Corporate and Governmental Authorization;
             Contravention . . . . . . . . . . . . . . . . .    9
        4.5. Validity and Binding Effect . . . . . . . . . .    9
        4.6. Capitalization  . . . . . . . . . . . . . . . .    9
        4.7. Litigation; Defaults  . . . . . . . . . . . . .   10


                                (i)
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        4.8. Outstanding Debt  . . . . . . . . . . . . . . .   10
        4.9. No Material Adverse Change  . . . . . . . . . .   10
        4.10.     Employee Programs  . . . . . . . . . . . .   11
        4.11.     Private Offerings  . . . . . . . . . . . .   13
        4.12.     Broker s or Finder s Commissions . . . . .   13
        4.13.     Disclosure . . . . . . . . . . . . . . . .   13
        4.14.     Foreign Assets Control Regulation, Etc . .   14
        4.15.     Federal Reserve Regulations and Other
             Matters . . . . . . . . . . . . . . . . . . . .   14
        4.16.     Investment Company Act . . . . . . . . . .   15
        4.17.     Public Utility Holding Company Act . . . .   15
        4.18.     Interstate Commerce Act  . . . . . . . . .   15
        4.19.     Environmental Regulation, Etc. . . . . . .   15
        4.20.     Properties and Assets  . . . . . . . . . .   16
        4.21.     Insurance  . . . . . . . . . . . . . . . .   16
        4.22.     Employment Practices . . . . . . . . . . .   17
        4.23.     Financial Statements . . . . . . . . . . .   17
        4.24.     Intellectual Property  . . . . . . . . . .   18
        4.25.     Taxes  . . . . . . . . . . . . . . . . . .   19
        4.26.     Transactions with Affiliates . . . . . . .   19

   5.   Purchase for Investment; Source of Funds . . . . . .   19

   6.   Restrictions on Transfer . . . . . . . . . . . . . .   20
        6.1.  Restrictive Legends  . . . . . . . . . . . . .   20
        6.2. Notice of the Proposed Transfer; Opinions of
             Counsel . . . . . . . . . . . . . . . . . . . .   21

   7.   Definitions  . . . . . . . . . . . . . . . . . . . .   22

   8.   Miscellaneous  . . . . . . . . . . . . . . . . . . .   27
        8.1. Indemnification; Expenses, Etc  . . . . . . . .   27
        8.2. Survival of Representations and Warranties;
             Severability  . . . . . . . . . . . . . . . . .   28
        8.3. Amendment and Waive . . . . . . . . . . . . . .   29
        8.4. Notices, Etc  . . . . . . . . . . . . . . . . .   29
        8.5. Successors and Assigns  . . . . . . . . . . . .   29
        8.6. Descriptive Headings  . . . . . . . . . . . . .   29
        8.7. Satisfaction Requirement  . . . . . . . . . . .   29
        8.8  No Claims Against Subsidiaries  . . . . . . . .   30
        8.9. Governing Law . . . . . . . . . . . . . . . . .   30
        8.10.     Service of Process . . . . . . . . . . . .   30
        8.11.     Counterparts . . . . . . . . . . . . . . .   31
        8.12.     No Adverse Interpretation of Other
             Agreements  . . . . . . . . . . . . . . . . . .   31
        8.13.     Waiver of Jury Trial . . . . . . . . . . .   31








                                (ii)

                             SCHEDULES



   SCHEDULE 4.1    --  Qualified Jurisdictions

   SCHEDULE 4.2    --  Subsidiaries

   SCHEDULE 4.4    --  Authorization

   SCHEDULE 4.6    --  Agreements Affecting Securities

   SCHEDULE 4.7    --  Litigation

   SCHEDULE 4.8    --  Outstanding Debt

   SCHEDULE 4.10   --  Employee Programs

   SCHEDULE 4.19(a)    --  . . . . . . . . . . . . . Environmental Liability

   SCHEDULE 4.19(b)    --  . . . . . . . . . . . . . Environmental Compliance

   SCHEDULE 4.20   --  Liens

   SCHEDULE 4.21   --  Insurance

   SCHEDULE 4.22   --  Employment Matters

   SCHEDULE 4.25   --  Taxes

   SCHEDULE 4.26   --  Transactions with Affiliates

   SCHEDULE 4.27   --  Disclosure Statement



















                               (iii)

                              EXHIBITS


   EXHIBIT A       --  Form of New Note Indenture

   EXHIBIT B       --  Form of Registration Rights Agreement
















































                                (iv)

               GREAT AMERICAN COMMUNICATIONS COMPANY


        Note Purchase Agreement dated as of February 3, 1994 between Great American Communications Company, a Florida corporation (the "Company"), and the purchaser listed on the signature page hereto (the "Purchaser"). Unless otherwise defined, capitalized terms used in this Agreement are defined in Section 7 or, if not defined in Section 7 are defined in the New Note Indenture; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; references to a "section" or a "subdivision" are, unless otherwise specified, to a section or a subdivision of this Agreement.

        The Company in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agrees with the Purchaser as follows:

        1.   Purchase and Sale of New Notes .

             1.1. Issuance of New Notes. The Company has authorized the issuance and sale of up to $200,000,000 aggregate principal amount at issuance of its New Notes, to be issued pursuant to and in accordance with the terms of the New
   Note Indenture. Each New Note will be issued in the principal amount of $1,000 and integral multiples of $1,000 and will otherwise be substantially in the form of New Notes set out in the New Note Indenture, with such changes thereto, if any, as may be approved by the Purchasers and the Company.

             1.2. Sale and Purchase of New Notes. At the Closing provided for in Section 2, the Company will issue and sell to the Purchaser and, subject to the terms and conditions of this Agreement and the New Note Indenture, the Purchaser will purchase from the Company, the aggregate principal amount of New Notes specified opposite the Purchaser s name on the signature page hereto at the purchase price of $976.75 per $1,000 principal amount of New Notes payable in cash by wire transfer of immediately available funds. Contemporaneously with entering into this Agreement, the Company is entering into separate note purchase agreements (the "Other Note Purchase Agreements") identical with this Agreement with each of the Purchasers other than the Purchaser (the "Other Purchasers"), providing for the sale to each of the Other Purchasers, at such Closing and at the purchase price set forth above, of the aggregate principal amount of New Notes specified opposite such Other Purchaser s name on the signature pages to the Other Note Purchase Agreements.

        2. Closing of Sale of New Notes. The purchase and delivery of the New Notes to be purchased by the Purchasers shall take place at the offices of Goodwin, Procter & Hoar,

   Exchange Place, Boston, Massachusetts, at a closing (the "Closing") on February 18, 1994 or at such other place or on such other date as the Purchasers and the Company may agree upon (such date on which the Closing shall have actually occurred, the "Closing Date"). At the Closing, the Company will deliver or cause to be delivered to the Purchaser the New Notes to be purchased by it against payment of the purchase price therefor. The New Notes to be purchased hereunder shall be in the form of a single New Note (or such greater number of New Notes as the Purchaser may request upon 48 hours prior notification), in each case dated the date of the Closing and registered in the Purchaser s name or (upon 48 hours prior notification) that of its nominee. If at the Closing the Company shall fail to tender to the Purchaser any of the New Notes to be purchased by it as provided in this Section 2, or any of the conditions specified in Section 3 shall not have been satisfied or waived by the Purchaser, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other respective rights they may have by reason of such failure or such non-fulfillment.

        3.   Conditions to Closing.

             3.1 Conditions Precedent to Obligations of the Purchaser on the Closing Date. The Purchaser s obligation to purchase and pay for the New Notes to be sold to it at the Closing is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions; provided that any or all of the following conditions may be waived, in whole or in part, by the Purchaser with respect to this Agreement in its sole and absolute discretion; provided, however, that if any such condition shall not have been satisfied or waived on or prior to February 22, 1994, the Purchaser will have the right to terminate its obligations under this Agreement.

                   (a)  Representations and Warranties.  The
   representations and warranties of the Company contained in this Agreement and in the other Transaction Documents and those otherwise made in writing by or on behalf of the Company in connection with transactions contemplated to be consummated at the Closing by this Agreement and in the other Transaction Documents shall be complete and correct when made and at the time of the Closing, after giving effect to the sale of the New Notes and the other transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Documents provided however that the Company shall not be required to represent that the representation and warranty contained in Section 4.9(i) is correct at the time of Closing.

                   (b)  Performance; No Default.  The Company
   shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Transaction Documents required to be performed or complied with prior to or at the Closing, and at the time of the Closing, after giving effect to the sale of the New Notes and the other transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Documents, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company could incur at least $1.00 of additional indebtedness pursuant to Section 4.7(b) of the New Note Indenture.

                   (c)  Compliance Certificate.  The Company
   shall have delivered to the Purchaser an Officers
   Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 3.1(a) and (b) have been fulfilled.

                   (d)  Opinions of Counsel.  The Purchaser
   shall have received from Keating, Muething and Klekamp, counsel for the Company a favorable opinion addressed to the Purchaser, dated the Closing Date and satisfactory in substance and form to the Purchaser and Purchaser's Special Counsel.

                   (e)  Legal Investment.  On the Closing Date
   the Purchaser s purchase of the New Notes shall be permitted by the laws and regulations of the jurisdiction to which the Purchaser is subject (including, without limitation, Section 5 of the Securities Act or Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System), and credit controls or similar restraints applicable to the Purchaser shall not subject the Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and shall not be enjoined (temporarily or permanently) under, prohibited by or contrary to any injunction, order or decree applicable to the Purchaser.

                   (f)  Compliance With Securities Laws.  The
   offering, issuance and sale of the New Notes under this Agreement shall have complied with all applicable requirements of federal securities laws and the Purchaser shall have received evidence, if any, of such compliance in form and substance satisfactory to the Purchaser.

                   (g)  Proceedings and Documents.  All
   corporate and other proceedings contemplated by this Agreement, including, without limitation, the matters set forth in the Transaction Documents and all of the other documents and instruments incident thereto, shall be satisfactory to the Purchaser and the Purchasers' Special Counsel, and the Purchaser and the Purchasers' Special Counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or the Purchasers' Special Counsel may reasonably request.

                   (h)  Redemption or Prepayment of Old Notes.
   Simultaneously with or prior to the issuance and sale to the Purchasers of the New Notes to be purchased by the Purchasers at the Closing, the Old Notes shall have been redeemed or prepaid by the Company in whole in accordance with the provisions of the respective indenture or other agreement under which the Old Notes were issued at an aggregate redemption price plus premium, if any, and accrued but unpaid interest thereon not to exceed $193,500,000 and Purchasers Special Counsel shall have received an Officers Certificate, dated the Closing Date, from the Company and a certificate dated such date from the trustee under the Old Note Indentures, in each case to the effect that no Old Notes remain outstanding.

                   (i)  Completion of Other Transactions.
   Simultaneously with or prior to the issuance and sale to the Purchasers of the New Notes to be purchased by the Purchasers at the Closing:

                        (i)     the Company and the Trustee shall
        have duly entered into the New Note Indenture, and the Purchasers shall have received fully-executed counterparts of the New Note Indenture substantially in the form of Exhibit A in such numbers reasonably requested by them, such New Note Indenture shall be in full force and effect and no term thereof shall have been amended, modified or waived;

                        (ii)    the Company and the Purchasers
        shall have duly entered into a registration rights agreement substantially in the form of Exhibit B (the "Registration Rights Agreement"), the Purchasers shall have received fully-executed counterparts of the Registration Rights Agreement in such numbers reasonably requested by them, such agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived;

                        (iii)   each of the other Transaction
        Documents and any other agreements and documents contemplated thereby and in connection therewith shall have been executed and delivered by all respective parties thereto and shall be in full force and effect.

                   (j) Related Matters. Contemporaneously with the Closing, the Company's and its Subsidiaries' By-laws and Certificates of Incorporation or documents equivalent thereto shall not have been modified or amended since the date delivered by the Company.

                   (k)  No Adverse U.S. Legislation, Action or
   Decision. No legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States including, without limitation, the Federal Communications Commission, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in the Purchaser s reasonable judgment, is likely to materially and adversely affect the business, property, operations, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or materially and adversely affect any of the New Notes or any part thereof. There shall be no action, suit, investigation or proceeding pending or threatened, against or affecting the Purchaser, any of its properties or rights, or any of its Affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement and the other Transaction Documents, or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions, and, to the Purchaser s knowledge, there shall be no valid basis for any such action, proceeding or investigation.

                   (l)  Governmental and Third Party Permits,
   Consents, Etc. The Company and its Subsidiaries shall have duly applied for and obtained all approvals, orders, licenses, consents and other authorizations (collectively, the "Approvals") from each federal, state and local government and governmental agency, department or body including, without limitation, the Federal Communications Commission, or pursuant to any agreement to which the Company or any of its Subsidiaries is a party or to which any of them or any of their assets is subject, which may be required in connection with this Agreement, the other Transaction Documents or any other agreements and documents contemplated thereby and in connection therewith.

                   (m)  Secretary's Certificate.  The Purchaser
   shall have received a certificate, dated the Closing Date of the Secretary or Assistant Secretary of the Company,
   (i) certifying as true, complete and correct its Charter Documents (as appropriate) and resolutions relating to the transactions contemplated hereby attached thereto, (ii) as to the absence of proceedings or other action for dissolution, liquidation or reorganization of the Company, (iii) as to the incumbency and specimen signatures of officers who shall have executed instruments, agreements and other documents in connection with the transactions contemplated hereby, (iv) as to the effect that certain agreements, instruments and other documents are in the form approved in the resolutions referred to in clause (i) above, and (v) covering such other matters, and with such other attachments thereto, as Purchasers' Special Counsel may reasonably request at least one Business Day before the Closing Date, which certificates and attachments thereto shall be satisfactory in form and substance to such Purchaser.

                   (n)  Payment of Closing Fees.  The Company
   shall have paid the fees, expenses and disbursements of the Purchasers Special Counsel reflected in statements of such counsel rendered prior to or on the Closing Date.

                   (o)  Amendment to Bank Credit Agreement.
   Sections 8.2.2, 8.2.4(c), 8.2.8, 8.2.11 and any other
   applicable provisions of the Bank Credit Agreement shall have been amended in accordance with the terms of the Bank Credit Agreement in order to (i) permit the issuance of the New Notes
   (ii) permit the Company's Subsidiaries to make dividends or distributions to the Company to the extent required to allow the Company to make interest payments on the New Notes subject to restrictions consistent with the restrictions contained in the Bank Credit Agreement applicable to dividends or distributions to service interest obligations on the Old Notes, and (iii) to prevent the occurrence of an event of default under the Bank Credit Agreement as a result of the redemption or prepayment of Old Notes as set forth in
   Section 3.1(h) hereof, the issuance and sale of the New Notes, and the issuance and sale of New Notes pursuant to an exchange offer, as contemplated by the Registration Rights Agreement.

             3.2. Conditions Precedent to Obligations of the Company on the Closing Date. The Company's obligation to issue the New Notes at the Closing is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions; provided that any or all of the following conditions may be waived, in whole or in part, by the Company with respect to this Agreement in its sole and absolute discretion:

                   (a)  Representations and Warranties.  The
   representations and warranties of the Purchaser contained in this Agreement and in the other Transaction Documents and those otherwise made in writing by or on behalf of the Purchaser in connection with transactions contemplated to be consummated at the Closing by this Agreement and in the other Transaction Documents shall be correct in all material respects when made and at the time of the Closing, after giving effect to the sale of the New Notes and the other transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Documents, except that any representations and warranties that relate to a particular date or period shall be true in all material respects as of such date or period.

                   (b)  Performance; No Default.  The Purchaser
   shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Transaction Documents required to be performed or complied with prior to or at the Closing, and at the time of the Closing, after giving effect to the sale of the New Notes and the other transactions contemplated by this Agreement and the other Transaction Documents, (i) no Default or Event of Default shall have occurred and be continuing and
   (ii) the Company could incur at least $1.00 of additional indebtedness pursuant to Section 4.7(b) of the New Note Indenture.

                   (c)  Compliance With Securities Laws.  The
   offering, issuance and sale of the New Notes under this Agreement shall have complied with all applicable requirements of federal securities laws and the Company shall have received evidence, if any, of such compliance in form and substance satisfactory to the Company.

                   (d)  Sale of Other New Notes.  Concurrently
   with the Closing, the Company shall have issued and sold to each of the Other Purchasers, and each such Other Purchaser shall have purchased from the Company, the New Notes to be issued and sold to each such Other Purchaser at the Closing as specified in the applicable signature page of each of the Other Note Purchase Agreements.

                   (e)  Redemption or Prepayment of Old Notes.
   Simultaneously with or prior to the issuance and sale to the Purchasers of the New Notes to be purchased by the Purchasers at the Closing, the Old Notes shall have been redeemed or prepaid by the Company in whole.

                   (f)  Completion of Other Transactions.
   Simultaneously with or prior to the issuance and sale by the Company of the New Notes to be purchased by the Purchasers at the Closing:

                        (i)     the Company and the Trustee shall
        have duly entered into the New Note Indenture, and the Company shall have received fully-executed counterparts of the New Note Indenture substantially in the form of Exhibit A, such New Note Indenture shall be in full force and effect and no term thereof shall have been amended, modified or waived;

                        (ii) the Company and the Purchasers
        shall have duly entered into the Registration Rights Agreement, the Company shall have received fully-executed counterparts of the Registration Rights Agreement, such agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived;

                        (iii)   each of the other Transaction
        Documents and any other agreements and documents contemplated thereby and in connection therewith shall have been executed and delivered by all respective parties thereto and shall be in full force and effect.

                   (g) Related Matters. Contemporaneously with the Closing, the Company shall have received payment in full for the New Notes sold pursuant to this Agreement and the Other Note Purchase Agreements.

                   (h)  No Adverse U.S. Legislation, Action or
   Decision. No legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States including, without limitation, the Federal Communications Commission, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in the Company s reasonable judgment, is likely to materially and adversely affect the business, property, operations, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or materially and adversely affect any of the New Notes or any part thereof as an investment. There shall be no action, suit, investigation or proceeding pending or threatened, against or affecting the Company, any of its properties or rights, or any of its Affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which
   (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement and the other Transaction Documents, or
   (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions, and, to the Company s knowledge, there shall be no valid basis for any such action, proceeding or investigation.

                   (i)  Amendment of Bank Credit Agreement
   Sections 8.2.2, 8.2.4(c), 8.2.8, 8.2.11 and any other
   applicable provisions of the Bank Credit Agreement shall have been amended in accordance with the terms of the Bank Credit Agreement in order to (i) permit the issuance of the New Notes
   (ii) permit the Company's Subsidiaries to make dividends or distributions to the Company to the extent required to allow the Company to make interest payments on the New Notes subject to restrictions consistent with the restrictions contained in the Bank Credit Agreement applicable to dividends or distributions to service interest obligations on the Old Notes, and (iii) to prevent the occurrence of an event of default under the Bank Credit Agreement as a result of the redemption or prepayment of Old Notes as set forth in Section 3.1(h) hereof, the issuance and sale of the New Notes, and the issuance and sale of New Notes pursuant to an exchange offer, as contemplated by the Registration Rights Agreement.

        4. Representations and Warranties, Etc. In order to induce the Purchaser to purchase the New Notes , the Company represents and warrants that:

             4.1.  Organization and Qualification; Authority.
   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own and lease its properties and carry on its business as presently conducted, is duly qualified, registered or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the character of its present operations makes such qualification, registration or licensing necessary, except where the failure so to qualify or be in good standing would not have a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of (a "Material Adverse Effect") the Company and its Subsidiaries taken as a whole. The Company has heretofore delivered to Purchasers Special Counsel complete and correct copies of the certificate of incorporation or articles of organization or equivalent organizational document and of the by-laws or equivalent document of the Company, each as amended to date and as presently in effect (collectively, "Charter Documents").

             4.2. Subsidiaries. The Company s Subsidiaries are set forth on Schedule 4.2 hereto. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own and lease its properties, and carry on its business as presently conducted, is duly qualified, registered or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the character of its present operations make such qualification, registration or licensing necessary, except where the failure so to qualify or be in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed on Schedule 4.2, the Company owns, directly or indirectly, all of the outstanding shares of Capital Stock of each of its Subsidiaries free of any Lien, restriction (other than restrictions generally applicable to securities under federal, provincial or state securities laws) or encumbrance, and said shares have been duly issued and are validly outstanding.

             4.3. Licenses. The Company and its Subsidiaries hold all material licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to any Broadcasting Station, environmental matters, public and worker health and safety, buildings, highways or zoning) (individually, a "License" and collectively, "Licenses") required for the conduct of its business as now being conducted, and is operating in compliance therewith, except where the failure to hold any such License or to operate in compliance therewith would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are in substantial compliance with all laws, regulations, orders and decrees applicable to it, except in each case where the failure so to comply would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or a material adverse effect on the ability of the Company to perform on a timely basis any obligation that it has or will have under any Transaction Document to which it is a party.

             4.4. Corporate and Governmental Authorization; Contravention. Except as set forth on Schedule 4.4, the execution, delivery and performance by the Company of the Transaction Documents and all other instruments or agreements to be executed in connection herewith or therewith, the issuance and sale to the Purchasers of the New Notes pursuant to this Agreement and the redemption and prepayment of the Old Notes, are within the Company s corporate powers, having been duly authorized by all necessary corporate action on the part of the Company and each such Subsidiary if required; do not require any License, authorization, approval, qualification or formal exemption from, or other action by or in respect of, or filing of a declaration or registration with, any court, Governmental Authority, agency or official or other Person (except such as have been obtained or as may be required under the Securities Act or state securities or Blue Sky laws); do not contravene or constitute a default under or violation of
   (i) any provision of applicable law or regulation of any Governmental Authority, (ii) the Charter Documents of the Company, (iii) any agreement (or require the consent of any Person under any agreement that has not been obtained) to which the Company or any of its Subsidiaries is a party, or
   (iv) any judgment, injunction, order, decree or other instrument binding upon the Company, any of its Subsidiaries or any of their respective properties, except where such contravention, default or violation would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and do not and will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens contemplated by the New
   Note Indenture.

             4.5. Validity and Binding Effect. Each of the Transaction Documents has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company, in accordance with their respective terms, except for (a) the effect upon the Transaction Documents of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and
   (b) limitations imposed by a court of competent jurisdiction under general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies.

             4.6. Capitalization. As of the Closing Date, except as set forth in the section of the Disclosure Statement entitled "Certain Risk Factors - Control by Principal Stockholders" and "Description of Capital Stock " or on
   Schedule 4.6 hereto, (i) there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character obligating the Company or its Subsidiaries to issue any securities; (ii) there are no voting trusts or other agreements or understandings to which the Company or its Subsidiaries is a party with respect to the voting of the Capital Stock of the Company or its Subsidiaries and (iii) except as contemplated by the Registration Rights Agreement, neither the Company nor any of its Subsidiaries has entered into any agreement to register its equity or debt securities under the Securities Act.

             4.7. Litigation; Defaults. Except as disclosed in the Section of the Disclosure Statement entitled "Business - Legal Proceedings" or in Schedule 4.7 hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, or any properties of any of the foregoing, before or by any court or arbitrator or any governmental body, agency or official which (individually or in the aggregate) could (i) have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or
   (ii) impair the ability of the Company to perform fully on a timely basis any obligation which the Company has or will have under any Transaction Document to which the Company is a party. The Company is not in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), any term of its Charter Documents. Neither the Company or any Subsidiary is in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute a default under), any term of any agreement, instrument, judgment, decree, order, statute, injunction, governmental regulation, rule or ordinance (including without limitation, those relating to radio or television communications) applicable to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound, or to any properties of the Company or any of its Subsidiaries, except in each case to the extent that such violations or defaults, individually or in the aggregate, could not reasonably (a) affect the validity of any Transaction Document, (b) have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (c) impair the ability of the Company to perform fully on a timely basis any obligation which the Company has or will have under any Transaction Document to which the Company is a party.

             4.8. Outstanding Debt. Except as set forth in the sections of the Disclosure Statement entitled "Selected Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Unaudited Financial Information" and "Consolidated Financial Statements" at and as of the Closing Date, neither the Company nor any of its Subsidiaries will have outstanding any debt for borrowed money, or obligations or liabilities evidenced by bonds, debentures, notes or other similar instruments or under capital leases other than short-term debt incurred in the ordinary course of business. Schedule 4.8 contains a complete and accurate list of all material guarantees, assumptions, purchase agreements and similar agreements and arrangements whereby the Company or any of its Subsidiaries is or may become directly or indirectly liable or responsible for the indebtedness or other obligations of another Person other than the Company or any of its Subsidiaries, except for negotiable instruments endorsed for collection or deposit in the ordinary course of its business, identifying, with respect to each of the respective parties, amounts and maturities.

             4.9. No Material Adverse Change. Since September 30, 1993, except with respect to the matters and transactions disclosed in the Disclosure Statement, there has been (i) no material adverse change in the condition (financial or other), assets, business, or results of operations of the Company or any of its Significant Subsidiaries (as defined in the New
   Note Indenture), (ii) no obligation or liability (contingent or other) incurred by the Company or any of its Subsidiaries, other than obligations and liabilities incurred in the ordinary course of business, and no mortgage, encumbrance or Lien placed on any of the properties of the Company or any of its Subsidiaries which remains in existence on the date hereof, other than Liens permitted by the New Note Indenture and liabilities and Liens described on Schedule 4.20 hereto, and (iii) no acquisition or disposition of any material assets by the Company or any of its Subsidiaries (or any contract or arrangement therefor), or any other material transaction, otherwise than for fair value in the ordinary course of business.

             4.10. Employee Programs. Schedule 4.10 sets forth a list of every Employee Program maintained by the Company or any Current Affiliate at any time during the six-year period ending as of the date hereof or with respect to which a liability of the Company or an Affiliate exists. Each Employee Program (other than a Multiemployer Plan) which has been maintained by the Company during the six-year period ending on the Closing Date and which has been intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section or the remedial amendment period under Section 401(b) of the Code has not yet expired with respect to such Employee Program and nothing has occurred that would adversely affect such qualification since the date of such letter or application for a determination or approval letter has been timely made and no reason exists why a favorable determination or approval shall not be granted. There has been no failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by the Company or any Current Affiliate, and no such failure will result from completion of the transactions contemplated hereby. With respect to any Employee Program ever maintained by the Company or an Affiliate, there has been no "prohibited transaction," as defined in Section 406 of ERISA or Code
   Section 4975, or breach of any duty under ERISA or other applicable law or any agreement which in any such case could subject the Company to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense.
   No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program (other than a Multiemployer Plan).

        The Company and its Current Affiliates have not incurred any liability under title IV of ERISA which has not been or will not be paid in full prior to the Closing. Neither the Company nor any of its Current Affiliates is liable for any material "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program subject to title IV of ERISA, there has been no (and the transactions contemplated by this Agreement will not result in any) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder (for which the notice requirement is not waived under 29 C.F.R. Part
   2615) or (ii) other event or condition which presents a material risk of plan termination or any other event that may cause the Company or any Current Affiliate to incur liability or have a Lien imposed on its assets under title IV of ERISA. All payments and/or contributions required to have been made by the Company and its Current Affiliates (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs subject to title IV of ERISA ever maintained by the Company or any Affiliate, for all periods prior to the Closing, have been timely made. No Employee Program maintained by the Company or an Affiliate and subject to title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the date hereof. With respect to Multiemployer Plans maintained by the Company or any Affiliate, Schedule 4.10 states the aggregate amount of withdrawal liability or other termination liability that would be incurred by the Company or any Affiliate if there were a withdrawal from any such plan as determined by the most recent withdrawal liability calculation prepared by such plan. Except as disclosed on Schedule 4.10, none of the Employee Programs which is a welfare plan maintained by the Company or any Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or comparable statutes or regulations) or has ever promised to provide such post-termination benefits.

        For purposes of this section:

                   (i)  "Employee Program" means (A) any
        employee benefit plan within the meaning of Section 3(3) of ERISA and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA, and
        (B) any stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above, and (C) any trust used to fund benefits under the foregoing maintained by the Company or any Affiliate.

                   (ii) An entity is an "Affiliate" of the
        Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); an entity is a "Current Affiliate" if it currently would be considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and each reference to the Company includes the Subsidiaries.

                   (iii)    An entity "maintains" an Employee
        Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or, in respect of such employees, their spouses, dependents, or beneficiaries).

                   (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

             4.11. Private Offerings. No form of general solicitation or general advertising including, but not limited to, advertisements, articles, notices or other communications, published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, was used by the Company or any of its Subsidiaries or any of the Company s or such Subsidiary s representatives, or, to the knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries, in connection with the offering of the New Notes being purchased under this Agreement or under any other Transaction Document. Neither the Company, any of its Subsidiaries nor any Person acting on the Company s or such Subsidiary s behalf has directly or indirectly offered the New Notes, or any part thereof or any other similar securities or the securities being purchased under any other Transaction Document, for sale to, or sold or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with any Person or Persons other than the Purchasers and other investors who the Company reasonably believed had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of purchasing the New Notes. The Company further represents to the Purchaser that, assuming the accuracy of the representations of the Purchaser as set forth in Section 5 hereof, neither the Company, any of its Subsidiaries nor any Person acting on the Company s or such Subsidiary s behalf has taken or will take any action which would subject the issue and sale of the New Notes to the provisions of Section 5 of the Securities Act, except as contemplated by the Registration Rights Agreement. The Company has not sold the New Notes to anyone other than the Purchasers designated in this Agreement and the Other Note Purchase Agreements. No securities of the same class or series as the New Notes have been issued and sold by the Company prior to the date hereof. Each New Note shall bear substantially the same legend set forth in Section 6.1 hereof, as applicable, for at least so long as such restrictions apply.

             4.12. Broker s or Finder s Commissions. In addition to and not in limitation of any other rights hereunder, the Company and its Subsidiaries agree that they will indemnify and hold harmless the Purchaser from and against any and all claims, demands or liabilities for broker s, finder s, placement agent s or other similar fees or commissions and any and all liabilities with respect to any taxes (including interest and penalties) payable or incurred or alleged to have been incurred by the Company or any of its Subsidiaries or any Person acting or alleged to have been acting on the Company s or such Subsidiary s behalf, in connection with this Agreement, the issuance or sale of the New Notes, or any other transaction contemplated by any of the Transaction Documents.

             4.13. Disclosure.

                   (a)  As of the date hereof, there is no
   untrue statement of material fact in this Agreement or in any of the other Transaction Documents and no omission of a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which such statements were made.

                   (b)  The historical financial and operating
   information contained in the Disclosure Statement has been derived from the consolidated books and records of the Company and its Subsidiaries based upon reasonable methods as to allocations and calculations of such financial information.

                   (c)  There is no material fact known to the
   Company which the Company has not disclosed to the Purchaser or Purchasers Special Counsel in writing which has or, may have or will have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, a or a material adverse effect on the ability of the Company to perform its obligations under any of the Transaction Documents or in respect of the New Notes or any document contemplated hereby or thereby.

             4.14. Foreign Assets Control Regulation, Etc. Neither the issue and sale of the New Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Control Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations, the Panamanian Transactions Regulations, the Haitian Transactions Regulations, or the Iraqi Sanctions Regulations of the United States Treasury Department
   (31 C.F.R., Subtitle B, Chapter V, as amended) or Executive Orders 12722 and 12724 (transactions with Iraq).

             4.15. Federal Reserve Regulations and Other
   Matters. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use any of the proceeds from the sale of the New Notes for the purpose, whether immediate, incidental or ultimate, of buying any "margin stock," or of maintaining, reducing or retiring any indebtedness originally incurred to purchase any stock that is currently a "margin stock," or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit," in each case within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207 and 221, as amended, respectively), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulations T or X of the Board of Governors of the Federal Reserve System (12 C.F.R. 220 and 224, as amended, respectively) or any other regulation of such Board. No indebtedness that may be maintained, reduced or retired with the proceeds from the sale of the New

   Notes was incurred for the purpose of purchasing or carrying any "margin stock" and neither the Company nor any of its Subsidiaries own any such "margin stock" or have any present intention of acquiring, directly or indirectly any such "margin stock."

             4.16. Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             4.17. Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

             4.18. Interstate Commerce Act. To the Company s knowledge, neither the Company nor any of its Subsidiaries is, nor will be, a "rail carrier," or a Person controlled by or affiliated with a "rail carrier," within the meaning of Title 49, U.S.C. Neither the Company nor any of its Subsidiaries is a "carrier" or other Person to which 49 U.S.C. Section 11301(b)(1) is applicable.

             4.19. Environmental Regulation, Etc.

                   (a)  Except as disclosed in the Section of
   the Disclosure Statement entitled "Business" or in Schedule 4.19(a) hereof, each of the Company and its Subsidiaries (i) has no liability under any Environmental Law or common law cause of action relating to or arising from environmental conditions which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and any property owned, operated, leased, or used by the Company and its Subsidiaries and any facilities and operations thereon comply with and will continue to comply with all applicable Environmental Laws to the extent that failure to comply could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) since January 1, 1990 the Company has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and (iii) has no reason to believe that any of the items enumerated in clause (ii) of this paragraph will be forthcoming.

                   (b)  Except as disclosed in the Section of
   the Disclosure Statement entitled "Business" or in Schedule 4.19(b) hereof, (i) each of the Company and its Subsidiaries has never and will never generate, transport, use, store, treat, dispose of, or manage any Hazardous Waste, except in accordance with applicable Environmental Laws; (ii) the Company is not aware of and has not caused any Release or Threat of Release of a Hazardous Material at any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries; (iii) the Company and its Subsidiaries have never had Hazardous Material transported from any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries for treatment, storage, or disposal at any other place, except in accordance with applicable Environmental Laws; (iv) all underground storage tanks presently located on any site owned, operated or leased by the Company or any of its Subsidiaries are in compliance with all Environmental Laws and all underground storage tanks located on any site formerly owned, operated or leased by the Company or any Subsidiary were in compliance, during the time of such ownership, operation or lease, with all Environmental Laws; (v) the Company and its Subsidiaries have never removed underground tanks from any site presently or formerly owned, operated, leased or used by the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have never had a Lien imposed by any Governmental Authority on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any of its Subsidiaries in connection with the presence of any Hazardous Material.

             4.20. Properties and Assets. The Company and its Subsidiaries have good record and marketable fee title to all real Property and all other Property and assets, whether tangible or intangible, owned by them and reasonably necessary in the conduct of business of the Company or such Subsidiaries, except defects in title which do not and will not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All of the leases necessary for the operation of their respective properties and assets, under which the Company or any of its Subsidiaries holds any Property or assets, real or personal, are valid, subsisting and enforceable and afford peaceful and undisturbed possession of the subject matter of the lease, and no material default by the Company or any of its Subsidiaries exists under any of the provisions thereof. All buildings, machinery and equipment of the Company and its Subsidiaries are in good repair and working order, except for ordinary wear and tear. All current and proposed uses of such Property or assets of the Company and its Subsidiaries as set forth in the Section of the Disclosure Statement entitled "Business" are permitted as of right and no such regulation or ordinance interferes with such current or proposed uses. To the knowledge of the Company, there is no pending or formally proposed change in any such laws, regulations and ordinances which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No condemnation proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. All Property and assets of any kind (real or personal, tangible or intangible) of the Company and its Subsidiaries are free from all Liens except for (i) Liens which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) Liens disclosed on Schedule 4.20 hereto; and (iii) Liens permitted under the New Note Indenture. Except as set forth on Schedule 4.20 hereto and except as entered into pursuant to the Transaction Documents, neither the Company nor any of its Subsidiaries has signed any financing statement, as debtor or lessee, or any security agreement authorizing any secured party thereunder to file any such financing statement.

             4.21. Insurance. A list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors under which the Company or any of its Subsidiaries may derive any material benefit is set forth on Schedule 4.21 hereof. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, reserved, denied or disputed by the underwriters of such policies or bonds or their agents where such question, reservation, denial or dispute would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies and bonds. Except as set forth on Schedule 4.21, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are and have been in full force and effect for at least the last year or since the inception of the Company or any of its Subsidiaries, as the case may be, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting business similar to that presently conducted by the Company and its Subsidiaries. The Company knows of no threatened termination of any such policies or bonds.

             4.22. Employment Practices.  Except as set forth in
   Schedule 4.22, neither the Company nor any of its Subsidiaries is a party to or in the process of negotiating any collective bargaining or labor agreement or union contract. Except as set forth on Schedule 4.22, and except such as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, there is no (i) charge, complaint or suit pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries respecting employment, hiring for employment, terminating from employment, employment practices, employment discrimination, terms and conditions of employment, safety, wrongful termination, or wages and hours, (ii) unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened against, or decision or order in effect and binding on, the Company or any of its Subsidiaries before or of the National Labor Relations Board, (iii) grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) strike, labor dispute, slow-down, work stoppage or other interference with work pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or (v) to the knowledge of the Company, union organizing activities or union representation question threatened or existing with respect to any groups of employees of the Company or any of its Subsidiaries.

             4.23. Financial Statements.

                   (a)  The Company has delivered to the
   Purchaser complete and correct copies of all audited and unaudited consolidated financial statements contained in the Disclosure Statement (the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis on the dates of such statements and the results of their operations on the applicable basis for the periods covered thereby in accordance with GAAP, except, with respect to unaudited financial statements, the absence of notes thereto and statements of cash flows and subject to customary year-end adjustments; and have been prepared in accordance with GAAP consistently applied.

                   (b)  As of December 31, 1992 and as of the
   date hereof, and except as set forth in the Schedules (other than Schedule 4.27) hereto, there are no material liabilities or claims relating to the Company or its Subsidiaries of any nature, whether accrued, absolute, contingent or otherwise, asserted or, to the Company s knowledge, unasserted, except liabilities or claims stated or adequately reserved against in the Financial Statements or the Disclosure Statement or liabilities or claims incurred in the ordinary course of the Company s and its Subsidiaries operations which are not required to be reflected in the Financial Statements or in the notes thereto under GAAP. Nothing has come to the attention of the Company since the date of the Disclosure Statement which would indicate that the financial and other information contained in the Financial Statements was not true and correct in all material respects as of the respective dates thereof.

             4.24. Intellectual Property.

                   (a) Each of the Company and its Subsidiaries owns or possesses, and holds free from restrictions or known conflicts with the rights or claims of others, and has made all registrations and filings necessary or desirable to maintain and preserve its rights with respect to, all copyrights, trademarks, service marks, trade names, patents and intellectual property licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted and as proposed to be conducted, except for any such restrictions or conflicts which, either individually or in the aggregate would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is in full compliance with the terms and conditions, if any, of all such copyrights, trademarks, service marks, trade names, patents and intellectual property licenses and the terms and conditions of any agreements relating thereto, except for such noncompliance which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                   (b)  The present business, activities and
   products of the Company or any of its Subsidiaries do not infringe any intellectual property of any other Person, except where such infringement would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held Intellectual Property has been filed or is, to the knowledge of the Company, threatened to be filed. To the Company's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of the Company or any of its Subsidiaries except where such use would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company, or any of its Subsidiaries nor, to the knowledge of the Company, any of its or any Subsidiary's employees have any agreements or arrangements with any Persons other than the Company or any of its Subsidiaries related to confidential information or trade secrets of such Persons or restricting any such employee s engagement in business activities of any nature. The activities of the Company or any of its

   Subsidiaries or any of its or any Subsidiary's employees on behalf of the Company or any of its Subsidiaries do not violate any such agreements or arrangements known to the Company which any such employees have with other Persons.

             4.25. Taxes. The Company and its Subsidiaries, and any predecessors to the Company and any of its Subsidiaries, have filed or obtained extensions of all federal, state, local and foreign income, excise, franchise, real estate, sales and use and other tax returns heretofore required by law to be filed by it. All taxes, including, without limitation, all federal, state, county, local, foreign or other income, Property, sales, use, franchise, value added, employees income withholding, social security, unemployment and other taxes, of any nature whatsoever which have become due or payable by the Company or any of its Subsidiaries, or by any predecessors thereto, including any fines or penalties with respect thereto or interest thereon, whether disputed or not (collectively, "Taxes"), have been paid in full or are adequately provided for in accordance with GAAP on the financial statements of the applicable Person. All material deposits, Taxes and other assessments and levies required by law to be made, withheld, collected or provided for by the Company or any of its Subsidiaries, or any predecessors thereto, including deposits with respect to Taxes constituting employees income withholding taxes, have been duly made, withheld, collected or provided for and have been paid over to the proper federal, state or local authority, or are held by the applicable Person for such payment. No Liens arising from or in connection with Taxes have been filed and are currently in effect against the Company or any of its Subsidiaries, except for Liens for Taxes which are not yet due. Except as set forth on Schedule 4.25 hereto, neither the Company nor any of its Subsidiaries, nor any predecessor thereto, has executed or filed with the IRS or any other taxing authority any agreement or document extending, or having the effect of extending, the period for assessment or collection of any Taxes. The federal income tax returns of the Company and each of its Subsidiaries, and any predecessor thereto, have been examined by the IRS, or the statute of limitations with respect to federal income taxes has expired, for all tax years to and including the fiscal year ended December 31, 1988 and any deficiencies have been paid in full or are being contested in good faith by appropriate action or appropriate reserves therefor have been established on the Company s or applicable Subsidiaries books. Except as disclosed in Schedule 4.25, neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement. Except as disclosed in Schedule 4.25, no audits or investigations are pending or, to the knowledge of the Company, threatened with respect to any tax returns or taxes of the Company or any of its Subsidiaries, or any predecessor thereto.

             4.26. Transactions with Affiliates. Except as set forth in the Disclosure Statement or on Schedule 4.26, there are no transactions, agreements or understandings, existing or presently contemplated, between or among the Company or any of its Subsidiaries and any of its officers or directors or stockholders or any of their Affiliates or associates other than those Affiliate Transactions (as defined in the New Note Indenture) which are permitted pursuant to Section 4.8 thereof.

             4.27  Disclosure Statement.  Attached as Schedule
   4.27 hereto is a true, complete and correct copy of the Disclosure Statement and all appendices, exhibits and schedules thereto.

        5.   Purchase for Investment; Source of Funds.

             (a) The Purchaser represents that (i) it is an accredited investor as defined in Regulation D under the Securities Act, or (ii) by reason of its business and financial experience, and the business and financial experience of those Persons, if any, retained by it to advise it with respect to its investment in the New Notes, such Purchaser together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that it is purchasing the New Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more institutional investors on whose behalf the Purchaser has authority to make this representation for investment and not with a view to the distribution thereof or with any present intention of distributing or selling any of the New Notes except in compliance with the Securities Act and except to one or more such institutional investors, provided that the disposition of the Purchaser s or such investor s property shall at all times be within its control. The Purchaser understands and agrees that the New Notes have not been registered under the Securities Act and may be resold (which resale is not now contemplated) only if registered pursuant to the provisions thereunder or if an exemption from registration is available.

             (b) The Purchaser represents that it has full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Agreement and all other documents or instruments contemplated hereby. This Agreement is the legal, valid and binding obligation of each Purchaser, and is enforceable in accordance with its terms.

        6.   Restrictions on Transfer.

             6.1. Restrictive Legends. Except as otherwise permitted by this Section 6, each New Note issued pursuant to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

             THE SECURITIES REPRESENTED BY THIS NOTE
             HAVE NOT BEEN REGISTERED UNDER THE
             SECURITIES ACT OF 1933, AS AMENDED, NOR
             PURSUANT TO THE SECURITIES OR "BLUE SKY"
             LAWS OF ANY STATE.  SUCH SECURITIES MAY
             NOT BE OFFERED, SOLD, TRANSFERRED,
             PLEDGED, HYPOTHECATED OR OTHERWISE
             ASSIGNED, EXCEPT PURSUANT TO (i) A
             REGISTRATION STATEMENT WITH RESPECT TO
             SUCH SECURITIES WHICH IS EFFECTIVE UNDER
             SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER
             SUCH ACT, OR (iii) ANY OTHER EXEMPTION
             FROM REGISTRATION UNDER SUCH ACT RELATING
             TO SUCH ACT, PROVIDED THAT, IF REQUESTED
             BY THE COMPANY, AN OPINION OF COUNSEL
             REASONABLY SATISFACTORY IN FORM AND
             SUBSTANCE IS FURNISHED TO THE COMPANY THAT
             AN EXEMPTION FROM THE REGISTRATION
             REQUIREMENTS OF SUCH ACT IS AVAILABLE.

             IN ADDITION, ANY SALE, ASSIGNMENT,
             TRANSFER, PLEDGE OR OTHER DISPOSITION OF
             THIS SECURITY IS RESTRICTED BY, AND THE
             RIGHTS OF THE HOLDER OF SUCH SECURITY ARE
             SUBJECT TO THE TERMS AND CONDITIONS
             CONTAINED IN, A NOTE PURCHASE AGREEMENT
             DATED AS OF FEBRUARY 3, 1994, A COMPLETE
             AND CORRECT COPY OF THE FORM OF WHICH WILL
             BE FURNISHED BY THE ISSUER TO THE HOLDER
             HEREOF UPON WRITTEN REQUEST AND WITHOUT
             CHARGE.

        The Company shall maintain a copy of this Agreement and any amendments thereto on file in its principal office, and will make such copy available during normal business hours for inspection to any party thereto or will provide such copy to the Purchaser upon its request.

        Whenever the legend requirement imposed by this section
   6.1 shall terminate the respective holders of New Notes for which such legend requirements have terminated shall promptly receive from the Company, at the Company s expense, New Notes without such legend.

             6.2. Notice of the Proposed Transfer; Opinions of Counsel. The holder of each New Note bearing the restrictive legend set forth in Section 6.1 above ("Restricted Security"), agrees (a) to provide to the Company written notice describing the manner or circumstances of any transfer of any Restricted Security and (b) upon reasonable request by the Company to such transferring holder, an opinion of counsel (including in-house counsel), in form and substance reasonably satisfactory to the Company, to the effect that the proposed transfer of such Restricted Security may be effected without registration of such Restricted Security under the Securities Act. If the holder of the Restricted Security delivers to the Company an opinion of counsel (including in-house counsel or regular counsel to such Purchaser or its investment adviser) in form and substance reasonably satisfactory to the Company that subsequent transfers of such Restricted Security will not require registration under the Securities Act, the Company will promptly after such transfer deliver new certificates for such Restricted Security which do not bear the legend set forth in Section 6.1 above. The restrictions imposed by this
   Section 6 upon the transferability of any particular
   Restricted Security shall cease and terminate when such Restricted Security has been sold pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act.
   The Company shall promptly provide the holder of any Restricted Security as to which such restrictions shall have terminated with a new security of the same type but not bearing the restrictive legend set forth in Section 6.1 and not containing any other reference to the restrictions imposed by this Section 6. Notwithstanding any of the foregoing, no opinion of counsel will be required to be rendered pursuant to this Section 6.2 with respect to the transfer of any Securities on which the restrictive legend has been removed in accordance with this Section 6.2. As used in this
   Section 6.2, the term "transfer" encompasses any sale, transfer or other disposition of any Securities referred to herein.


        7. Definitions. As used herein the following terms have the following respective meanings:

             "Affiliate," except as otherwise defined in this Agreement, means with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

             "Agreement" means this Agreement, as amended, modified or supplemented from time to time, together with any exhibits, schedules or other attachments thereto.

             "Bank Credit Agreement" means the Loan Agreement, dated as of August 20, 1993, and amended and restated as of November 30, 1993 among the Company, Great American Television and Radio Holdings, Inc., Leisure Systems, Inc., Great American Broadcasting Company, Great American Television and Radio, Inc., Continental Bank, N.A. and The First National Bank of Boston, as managing agents, and the lenders party thereto; as amended, modified, supplemented or restated from time to time.

             "Business Day" has the meaning ascribed thereto in the New Note Indenture.

             "Broadcasting Station" means all related licenses, franchises and permits issued under federal, state or local laws from time to time which authorize a Person to receive or distribute, or both, over the airwaves, audio and visual, or microwave signals within a geographic area for the purpose of providing commercial broadcasting television, together with all Property owned or used in connection with the programming provided pursuant to, and all interest of such Person to receive revenues from any other Person which derives revenues from or pursuant to, said licenses, franchises and permits.

             "Capital Stock" of any Person means any and all shares, interests, rights to purchase, participations, warrants, options or other equivalents (however designated) of corporate stock or equity participations, including partnership interests, whether general or limited, of such Person.

             "Charter Documents" has the meaning ascribed thereto in Section 4.1 hereof.

             "Closing" has the meaning ascribed thereto in
   Section 2 hereof.

             "Closing Date" has the meaning ascribed thereto in
   Section 2 hereof.

             "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, as amended from time to time.

             "Commission" means the United States Securities and
   Exchange Commission or any other Federal agency at the time administering the Securities Act.

             "Company" has the meaning ascribed thereto in the introduction hereof.

             "Current Affiliate" has the meaning ascribed thereto in Section 4.10.

             "Default" has the meaning ascribed thereto in the New Note Indenture.

             "Disclosure Statement" means that certain Disclosure Statement and Proxy Statement - Prospectus of the Company, GACC Holding Company, a Delaware corporation and a subsidiary of the Company ("Holding") and New GACC Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Holding, prepared in connection with the solicitation from the holders of the Company's common stock of acceptances of a joint prepackaged plan of reorganization under Chapter 11 of Title 11 of the United States Code.

             "Employee Program" has the meaning ascribed thereto in Section 4.10 hereof.

             "Environment" means soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata and ambient air.

             "Environmental Law(s)" means and includes any environmental or health and safety-related law, regulation, rule, ordinance, or legally enforceable requirement at the foreign, Federal, state, or local level.

             "ERISA" means the Employee Retirement Income
   Security Act of 1974, and the rules and regulations thereunder, as amended from time to time.

             "ERISA Plan" has the meaning ascribed thereto in
   Section 4.10 hereof.

             "Event of Default" has the meaning ascribed thereto in the New Note Indenture.

             "Financial Statements" has the meaning ascribed thereto in Section 4.23 hereof.

             "GAAP" means generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

             "Hazardous Materials" means and includes any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other material or substance hazardous to human health or safety, as defined or regulated under any Environmental Law.

             "Hazardous Waste" means and includes any hazardous waste as defined or regulated under any Environmental Law.

             "Governmental Authority" means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

             "Indemnified Party" or "Indemnified Parties" has the meaning ascribed thereto in Section 8.1(a) hereof.

             "Intellectual Property" has the meaning ascribed thereto in Section 4.24(a) hereof.

             "IRS" means the Internal Revenue Service or any successor agency.

             "License" or "Licenses" has the meaning ascribed thereto in Section 4.3 hereof.

             "Lien" means, with respect to any Person, any mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance or other title defect in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, trust receipt or other title retention agreement with respect to, any Property or asset of such Person and any financing lease having substantially the same effect.

             "Losses" has the meaning ascribed thereto in
   Section 8.1(a) hereof.

             "Material Adverse Effect" has the meaning ascribed thereto in Section 4.1 hereof.

             "Multiemployer Plan" has the meaning ascribed thereto in section 4.10 hereof.

             "New Notes" means the 9 % Senior Subordinated Notes of the Company due February 15, 2004 that are issued under the New Note Indenture.

             "New Note Indenture" means the Indenture dated as of the Closing Date herewith between the Company and the Trustee, as amended, modified or supplemented from time to time, together with any exhibits, schedules or other attachments thereto.

             "Officers Certificate" means a certificate executed on behalf of the Company by (a) the Chairman of the Board of Directors (if an officer) or the President or one of the Vice Presidents of the Company and (b) the Treasurer or one of the Assistant Treasurers or the Secretary or one of the Assistant Secretaries of the Company.

             "Old Notes" means the Company s 14% Senior
   Extendable PIK Notes due June 30, 2001 issued and sold by the Company pursuant to an Indenture dated as of December 28, 1993 entered into by the Company and the Trustee named therein and the Company's 13% Senior Subordinated Notes due 2001 issued and sold by the Company pursuant to a Note Exchange Agreement dated as of September 30, 1993 entered into by the Company and the Trustee named therein.

             "Old Note Indentures" means the Indenture or Note
   Exchange Agreement, as the case may be, governing the Old
   Notes.

             "Other Purchasers" has the meaning ascribed thereto in Section 1.2 hereof.

             "Other Note Purchase Agreements" has the meaning ascribed thereto in Section 1.2 hereof.

             "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

             "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

             "Purchaser" except as defined elsewhere in this Agreement, has the meaning ascribed thereto in the introduction hereof.

             "Purchasers" except as defined elsewhere in this Agreement, shall mean the Purchaser and the Other Purchasers.

             "Purchasers  Special Counsel" means Goodwin,
   Procter & Hoar, a partnership including professional corporations, acting as special counsel to certain of the Purchasers in connection with the transactions contemplated hereunder.

             "Registration Rights Agreement" has the meaning ascribed thereto in Section 3.1(i)(ii), as amended or supplemented from time to time in accordance with the terms thereof.

             "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

             "Restricted Security" has the meaning ascribed thereto in Section 6.2 hereof.

             "Rule 144" means Rule 144 as promulgated by the Commission under the Securities Act, and any successor rule or regulation thereto.

             "Rule 144A" means Rule 144A as promulgated by the Commission under the Securities Act, and any successor rule or regulation thereto.

             "Securities Act" means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder, as amended.

             "Subsidiary" means with respect to any Person, any corporation, association, partnership, joint venture or other business entity of which the Company and/or any Subsidiary of the Company, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, exercises sufficient control over and/or has a sufficiently large interest in, such association, partnership, joint venture or other business entity that the operations thereof are, in accordance with GAAP, consolidated with those of the Company or any Subsidiary.

             "Taxes" has the meaning ascribed thereto in
   Section 4.25 thereof.

             "Threat of Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

             "Transaction Documents" means, collectively, this Agreement, the Other Note Purchase Agreements, the New Note Indenture, the New Notes, the Registration Rights Agreement and any and all agreements, certificates, instruments and other documents contemplated thereby or executed and delivered in connection therewith.

             "Trustee" has the meaning ascribed thereto in the New Note Indenture.

             "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Persons (irrespective of whether or not at the time, stock of any class or classes will have, or might have, voting power by the reason of the happening of any contingency).

        8.   Miscellaneous.

             8.1.  Indemnification; Expenses, Etc.

                   (a)  In addition to any and all obligations
   of the Company to indemnify the Purchaser hereunder or under the New Note Indenture or the other Transaction Documents, the Company agrees, without limitation as to time, to indemnify and hold harmless the Purchaser, its Affiliates, and the employees, officers, directors, and agents of the Purchaser and its Affiliates (individually, an "Indemnified Party" and, collectively the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys' fees) and expenses (including expenses of investigation) (collectively, "Losses") incurred or suffered by an Indemnified Party (i) in connection with or arising out of any breach of any warranty, or the inaccuracy of any representation, as the case may be, made by the Company, or the failure of the Company to fulfill any agreement or covenant contained in this Agreement or (ii) in connection with any proceeding against the Company or any Indemnified Party brought by any third party arising out of or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken in connection herewith or therewith (or any other document or instrument executed herewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated and whether or not any Indemnified Party is a formal party to any proceeding; provided, however, that the Company shall not be liable for any losses resulting from action on the part of any Indemnified Party which is finally determined in such proceeding to be wrongful or which is an act of gross negligence, recklessness, or willful misconduct by such Indemnified Party. The Company agrees promptly to reimburse any Indemnified Party for all such Losses as they are incurred or suffered by such Indemnified Party.

             Except as otherwise provided herein, the Company agrees (for the benefit of each Purchaser) to pay, and to hold each Purchaser harmless from and against, all costs and expenses (including, without limitation, attorneys' fees, expenses and disbursements), if any, in connection with the enforcement against the Company, as the case may be, of this Agreement or any other Transaction Document or any other agreement or instrument furnished pursuant hereto or thereto or in connection herewith or therewith in any action in which the Purchaser attempting to enforce any of the foregoing shall prevail or in any action in which the Purchaser shall in good faith assert any provision of any of the foregoing as a defense.

                   (b)  If any Indemnified Party is entitled to
   indemnification hereunder, such Indemnified Party shall give prompt notice to the Company of any claim or of the commencement of any proceeding against the Company or any Indemnified Party brought by any third party with respect to which such Indemnified Party seeks indemnification pursuant hereto; provided, however, that the failure so to notify the Company shall not relieve the Company from any obligation or liability except to the extent the Company is prejudiced by such failure. The Company shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the expense of the Company, the defense of any such claim or proceeding with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party or Parties will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld). The Company shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by claimant or plaintiff to such Indemnified Party or Parties of a release, in form and substance satisfactory to the Indemnified Party or Parties, from all liability in respect of such claim, litigation or proceeding.

                   (c)  In addition to any other obligations of
   the Company to indemnify the Purchasers herein or pursuant to any of the Transaction Documents or any other agreements or documents executed and delivered in connection therewith, the

   Company will pay, and will save the Purchaser and each other holder of any of the Securities harmless from liability for the payment of all expenses arising in connection with such transactions, including, without limitation: (a) all document production and duplication charges and the reasonable fees, charges and expenses of Purchasers Special Counsel (whether arising before or after the Closing Date), the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted; (b) the costs of obtaining a private placement number from Standard & Poor s Corporation for the New Notes; (c) the costs and expenses, including attorneys fees, incurred by any Purchaser in enforcing any rights under this Agreement or in responding to any subpoena or other legal process issued in connection with this Agreement or the transactions contemplated hereby or thereby or by reason of such Purchaser s having acquired any of the Securities, including without limitation costs and expenses incurred by such Purchaser in any bankruptcy case; (d) the cost of delivering to such Purchaser s principal office, insured to its satisfaction, the New Notes delivered to such Purchaser hereunder and any New Notes delivered to such Purchaser upon any substitution of New Notes pursuant to Section 2.6 and
   Section 2.7 of the New Note Indenture and of such Purchaser s delivering any New Notes, insured to its satisfaction, upon any such substitution; and (e) the reasonable out-of-pocket expenses incurred by such Purchaser in connection with such transactions and any such amendments or waivers.

             8.2. Survival of Representations and Warranties; Severability. All representations and warranties contained in this Agreement or the Transaction Documents or made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement or the Transaction Documents shall survive, for the duration of any statutes of limitation applicable thereto, the execution and delivery of this Agreement, any investigation at any time made by any Purchaser or on such Purchaser s behalf, the purchase of the New Notes by the Purchasers under this Agreement and the Other Note Purchase Agreements and any disposition of or payment on the New Notes. All statements contained in any certificate or other instrument delivered to the Purchasers by or on behalf of the Company pursuant to this Agreement or the Transaction Documents shall be deemed representations and warranties of the Company under this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

             8.3. Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the Purchaser and the Company.

             8.4. Notices, Etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, postage prepaid, addressed, (a) if to the Purchaser, at such address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any New Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Security who has furnished an address to the Company, or (c) if to the Company, at One East Fourth Street, Cincinnati, Ohio, 45202, to the attention of President, or at such other address, or to the attention of such other officer, as the Company shall have furnished to the Purchaser and each such other holder in writing. This Agreement and the other Transaction Documents and all documents delivered in connection herewith or therewith embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

             8.5. Successors and Assigns. Whenever in this Agreement any of the parties hereto are referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the respective parties which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of all other parties. The terms and provisions of this Agreement, the New Note Indenture and the other Transaction Documents shall inure to the benefit of and shall be binding upon any assignee or transferee of the Purchaser, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Purchaser shall automatically extend to and be vested in, and become an obligation of, such transferee or assignee, all subject to the terms and conditions hereof. In connection therewith, such transferee or assignee may disclose all documents and information which such transferee or assignee now or hereafter may have relating to the New Notes, this Agreement, the New Note Indenture, the Transaction Documents, the Company, any other Persons referred to herein or any of the business of any of the foregoing entities.

             8.6.  Descriptive Headings.  The headings in this
   Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

             8.7. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser or to the holders of a specified portion of the principal amount of the New Notes, the determination of such satisfaction shall be made by the Purchaser or such holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

             8.8 No Claims Against Subsidiaries. The Company and the Purchasers acknowledge and agree, for the benefit of holders of Senior Indebtedness (as defined in the New Note
   Indenture) as follows:

                   (a)  The obligations of the Company arising
   under Transaction Documents are obligations of the Company only, and the Purchasers will have no claim, right or demand against any Subsidiary of the Company or any assets or properties of any Subsidiary of the Company on or in respect of any such obligations.

                   (b) The obligations of the Company under the Transaction Documents are subordinated, on the terms contained in the New Note Indenture, to Senior Indebtedness.

                   (c) The Company is, and is capitalized as, a separate legal entity such that any claim, right or demand by the Purchasers with respect to the assets and properties of any Subsidiary of the Company would be solely as a creditor of a direct or indirect shareholder of such Subsidiary and that such arrangement has been relied upon by and is for the benefit of holders of Senior Indebtedness (as defined in the New Note Indenture).

                   (d)  The Company's direct and indirect
   Subsidiaries have no obligation to pay dividends to or to make investments in the Company, for the purpose of funding payment obligations of the Company to the Purchasers or otherwise. Subject to Section 4.11 of the New Note Indenture, the Bank Credit Agreement permits Subsidiaries of the Company to pay dividends to or to make investments in the Company only in limited amounts and under specified circumstances.

                   (e)  The Bank Credit Agreement restricts the
   amendment of the Transaction Documents without the consent of certain of the lenders party to the Bank Credit Agreement.

             8.9. Governing Law. THIS AGREEMENT AND THE NEW NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

             8.10. Service of Process. The Company hereby consents to service of process by registered mail at the address to which notices are to be given. The Company agrees that its consent to service of process by mail is made for the express benefit of the Purchaser.

             8.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

             8.12. No Adverse Interpretation of Other
   Agreements. This Agreement may not be used to interpret another agreement, indenture, loan or debt agreement of the Company or any Subsidiary. Any such agreement, indenture, loan or debt agreement may not be used to interpret this Agreement.

             8.13. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION, SUIT OR PROCEEDING, IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE NEW NOTE INDENTURE, THE NEW NOTES, ANY OTHER TRANSACTION DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, THE NEW NOTE INDENTURE, THE NEW NOTES OR ANY OTHER TRANSACTION DOCUMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT, THEREOF, PROVIDED, HOWEVER, THAT WITH RESPECT TO ANY COMPULSORY COUNTERCLAIM (I.E., A CLAIM BY THE COMPANY AGAINST ANY OF THE PURCHASERS WHICH IF NOT BROUGHT IN SUCH ACTION WOULD RESULT IN THE COMPANY OR BEING FOREVER BARRED FROM BRINGING SUCH CLAIM) THE COMPANY SHALL HAVE THE RIGHT TO RAISE SUCH COMPULSORY COUNTERCLAIM IN ANY SUCH LITIGATION.

         [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                      NOTE PURCHASE AGREEMENT
                  (9 % SENIOR SUBORDINATED NOTES)


        If this Agreement is satisfactory, please so indicate by signing the applicable attached signature page of this Agreement and delivering such counterpart to the Company, whereupon this Agreement will become binding among the parties hereto in accordance with its terms.

                                      GREAT AMERICAN
                                      COMMUNICATIONS COMPANY



                                      By:
   _________________________
                                           Name:
                                           Title:

              Signatories on Note Purchase Agreements


   Purchaser
   Amount

   Fidelity Capital & Income Fund                     $40,000,000

   Fidelity Copernicus Fund, L.P.                       5,000,000

   Spartan High Income Fund                            25,000,000

   Fidelity Advisor High Yield Fund                    13,000,000

   Variable Insurance Products Fund:  High
     Income Portfolio                                  12,500,000

   Fidelity Puritan Fund                               12,500,000

   Fidelity Magellan Fund                              30,000,000

   Fidelity Growth & Income Portfolio                  10,000,000

   Fidelity Asset Manager Fund                         21,000,000

   Variable Insurance Products Fund II:
     Asset Manager Portfolio                            5,100,000

   Fidelity Asset Manager:  Growth                      3,900,000

   Illinois Municipal Retirement Fund Master Trust      6,540,000

   Illinois State Board of Investments                  2,470,000

   General Motors Retirement Program for
     Salaried Employees                                 5,000,000

   General Motors Hourly Rate Employee
     Pension Plan                                       6,000,000

   Pension Reserves Investment Management Fund          1,490,000

   Mellon Bank, N.A., as Trustee for White
     Consolidated Master Pension Trust, as
     Directed by Fidelity Management Trust
     Company                                              500,000
                                           Total:    $200,000,000





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